Exhibit 99.1

Schnitzer Steel Expands Role of Chief Strategy Officer and Appoints New Chief Financial Officer

PORTLAND, Ore.--(BUSINESS WIRE)--August 1, 2022--Schnitzer Steel Industries, Inc. (NASDAQ: SCHN) is pleased to announce changes to its executive leadership team.

On July 27, 2022, Schnitzer’s Board of Directors appointed Richard Peach, the Company’s Executive Vice President, Chief Financial Officer, and Chief Strategy Officer, to serve as the Company’s Executive Vice President and Chief Strategy Officer, effective September 1, 2022, with expansion of scope and responsibility. Mr. Peach, 58, had served as Schnitzer’s CFO since 2007. Prior to joining Schnitzer in 2007, Mr. Peach was CFO at PacifiCorp, a leading energy utility in the western United States.

On July 27, 2022, the Board also appointed Stefano Gaggini, the Company’s Vice President, Deputy Chief Financial Officer, and Chief Accounting Officer, to serve as the Company’s Senior Vice President and Chief Financial Officer, effective September 1, 2022. Mr. Gaggini, 51, has served in his current position since September 2018, and has been the Company’s Principal Accounting Officer since December 2013. Mr. Gaggini is licensed as a Certified Public Accountant in the State of Oregon and prior to joining the Company in 2011 worked for KPMG, a public accounting firm, in Portland, Oregon and Zurich, Switzerland.

Additionally, on July 27, 2022, the Board appointed Mark Schuessler, the Company’s Vice President, Accounting and Reporting, to serve as the Company’s Vice President and Chief Accounting Officer, effective September 1, 2022. Mr. Schuessler, 43, has served in his current position since April 2021 after holding various roles in the Company’s SEC Reporting and Technical Accounting department. Prior to joining the Company in November 2011, Mr. Schuessler was an audit manager at Perkins & Co. He is licensed as a Certified Public Accountant in the State of Oregon.

“Our strategy capitalizes on the mega trends of decarbonization, increased use of recycled metals, and the circular economy through organic growth, inorganic growth, technology investments, and digital transformation initiatives,” said Tamara Lundgren, Chairman and CEO of Schnitzer. “In light of the commitment required to achieve successful execution of our strategy and with a strong track record of building and leading a talented finance team, we are delighted to announce that, effective September 1st, Richard Peach will assume an expanded role as Chief Strategy Officer. As a result of Richard’s new role and consistent with our succession planning, Stefano Gaggini, the Company’s Deputy Chief Financial Officer, will become the Company’s Chief Financial Officer, and Mark Schuessler will become Chief Accounting Officer. All of these individuals are proven leaders who bring a wealth of experience, business acumen, and technical skills to their new roles which position them well to successfully assume these new responsibilities,” said Lundgren.

About Schnitzer Steel Industries, Inc.

Schnitzer Steel Industries, Inc. is one of the largest manufacturers and exporters of recycled metal products in North America with operating facilities located in 25 states, Puerto Rico, and Western Canada. Schnitzer has seven deep water export facilities located on both the East and West Coasts and in Hawaii and Puerto Rico. The Company’s integrated operating platform also includes 50 stores which sell serviceable used auto parts from salvaged vehicles and receive over 4.3 million annual retail visits. The Company’s steel manufacturing operations produce finished steel products, including rebar, wire rod and other specialty products. The Company began operations in 1906 in Portland, Oregon.

Contacts

Investor Relations:
Michael Bennett
(503) 323-2811
mcbennett@schn.com

Public Affairs:
Eric Potashner
(415) 624-9885
epotashner@schn.com

Company Info:
www.schnitzersteel.com
ir@schn.com